The information in this pricing supplement is not complete and may be changed. We may not deliver these securities until a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

       Subject to Completion, Pricing Supplement dated February 24, 2004

PROSPECTUS Dated August 26, 2003                    Pricing Supplement No. 42 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-106789
Dated August 26, 2003                                    Dated            , 2004
                                                                  Rule 424(b)(3)

                                  $
                                 MORGAN STANLEY

                       GLOBAL MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes
                            -----------------------
                        % PROPELS due December 30, 2011
                   Based on the Value of the S&P 500(R) Index

               PROtected Performance Equity Linked Securities(SM)
                                ("PROPELS(SM)")

The PROPELS will pay    % interest per year. In addition, at maturity you will
receive the principal amount of $10, plus a supplemental redemption amount, if any, based on the performance of the S&P(R) 500 Index over the term of the PROPELS.
o    The principal amount and issue price of each PROPELS is $10.
o    We will pay interest at the rate of       % on the $10 principal amount of
     each PROPELS. Interest will be paid annually on each December 30, beginning December 30, 2004.
o At maturity, you will receive per PROPELS the principal amount of $10 plus a supplemental redemption amount equal to the amount by which (i) the product of (x) $10 and (y) the percentage increase, if any, in the average
     protected index value over the initial index value exceeds (ii) $         ,
     the total amount of interest payable over the term of the PROPELS.
     o    The initial index value will equal         , the closing value of the
          S&P 500 Index on the day we offer the PROPELS for initial sale to the public.
     o    The average protected index value will equal the arithmetic average of the protected index closing values on eight specified
          determination dates during the life of the PROPELS.
     o On each determination date, the protected index closing value will equal the greater of (i) the S&P 500 Index closing value on such determination date and (ii) the highest S&P 500 Index closing value on any previous determination date; provided that the protected index closing value on the first determination date will be the S&P 500 Index closing value on such determination date regardless of whether that S&P 500 Index closing value is higher or lower than the initial index value.
     o The determination dates will be the 30th of each December, beginning December 30, 2004 to and including December 30, 2010, and December
          27, 2011.
o    If the average protected index value of the S&P 500 Index is less than
               (    % of the initial index value), you will receive only the
     principal amount of the PROPELS at maturity and will not receive any supplemental redemption amount.
o Investing in the PROPELS is not equivalent to investing in the S&P 500 Index or its component stocks.
o We will apply to list the PROPELS under the proposed symbol "PEL" on the American Stock Exchange LLC.

You should read the more detailed description of the PROPELS in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of PROPELS."

The PROPELS involve risks not associated with an investment in ordinary debt securities. See "Risk Factors" beginning on PS-8.

                            -----------------------
                             PRICE $10 PER PROPELS
                            -----------------------

                                Price to          Agent's          Proceeds to
                                Public(1)       Commissions        Company(1)
                                ---------       -----------        -----------

Per PROPELS....................     $                $                  $
Total..........................     $                $                  $
------------------
(1) Plus accrued interest, if any, from the original issue date.

                                 MORGAN STANLEY

     For a description of certain restrictions on offers, sales and deliveries of the PROPELS and on the distribution of this pricing supplement and the accompanying prospectus supplement and prospectus relating to the PROPELS, see the section of this pricing supplement called "Supplemental Information Concerning Plan of Distribution."

     No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PROPELS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus in any jurisdiction, other than the United States, where action for that purpose is required. None of this pricing supplement, the accompanying prospectus supplement or prospectus may be used for the purpose of an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

     The PROPELS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PROPELS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to such offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

     The PROPELS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PROPELS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

     The PROPELS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PROPELS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PROPELS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

     The PROPELS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

     This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PROPELS may not be circulated or distributed, nor may the PROPELS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PROPELS to the public in Singapore.

                         SUMMARY OF PRICING SUPPLEMENT

     The following summary describes the PROPELS(SM) we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this pricing supplement and in the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters set forth in "Risk Factors."

     The PROPELS offered are medium-term debt securities of Morgan Stanley. The return on the PROPELS is linked to the performance of the S&P 500 Index. These PROPELS combine features of debt and equity by offering at maturity 100%
protection of the issue price, interest payments of    % per year and the
opportunity to participate in the upside potential of the underlying S&P 500 Index as measured by the supplemental redemption amount.

     "PROPELS" and "PROtected Performance Equity Linked Securities" are our service marks. "Standard and Poor's(R)," "S&P(R)" and "S&P 500(R)" are trademarks of Standard & Poor's Corporation and have been licensed for use by Morgan Stanley.

Each PROPELS costs            We, Morgan Stanley, are offering you PROPELS due
$10                           December 30, 2011 Based on the Value of the S&P
                              500(R) Index. The principal amount and issue price of each PROPELS is $10.

    % interest on the         We will pay interest on the PROPELS at the rate
principal amount              of    % of the principal amount per year annually
                              on each December 30, beginning December 30, 2004, and on the maturity date.

Payment at maturity           At maturity, you will receive the principal
                              amount of $10 per PROPELS, plus a supplemental
                              redemption amount equal to the amount, if any, by
                              which (i) the product of (x) $10 and (y) the
                              percentage increase, if any, in the average
                              protected index value over the initial index
                              value exceeds (ii) $        , the total amount of
                              interest payable over the term of the PROPELS.
                              The initial index value is         , the closing
                              value of the S&P 500 Index on the day we offer the PROPELS for initial sale to the public. The average protected index value will be the arithmetic average of the protected index closing values on the eight determination dates during the life of the PROPELS.

Protected index               The protected index closing value for each
closing value                 determination date will equal the greater of (i)
                              the S&P 500 Index closing value on such
                              determination date and (ii) the highest S&P 500
                              Index closing value on any previous determination date; provided that on the first determination date the protected index closing value will equal the S&P 500 Index closing value on such determination date, which is scheduled to be December 30, 2004, regardless of whether that S&P
                              500 Index closing value is higher or lower than the initial index value.

                                       Minimum Payment on the PROPELS

                              The minimum payment on a $10 investment in the
                              PROPELS over the term of the PROPELS is $        ,
                              which represents the repayment of the $10 par amount of the PROPELS plus the aggregate interest
                              payments of $           , based on the annual
                              interest payments over the term of the PROPELS
                              payable at a rate of      % per year.

                              At maturity, we will pay you at least $10, plus the supplemental redemption amount, if any.

                                     The Supplemental Redemption Amount

                              The supplemental redemption amount will be equal to the amount, if any, by which (i) the product of (x) $10 and (y) the Index Percent Change
                              exceeds (ii) $         , the total
                              amount of interest payable over the term of the PROPELS,

                              where

                                                        (Average Protected Index Value - Initial Index Value)
                                Index Percent       =   -----------------------------------------------------
                                   Change                             Initial Index Value

                              where,

                              Initial Index Value   =     the S&P 500 Index closing value on the day we offer the
                                                          PROPELS for initial sale to the public

                              Average Protected           the arithmetic average of the protected index closing values on
                                 Index Value        =     each of the determination dates, as calculated by the
                                                          calculation agent on the final determination date

                              Protected Index             for each determination date, the greater of (i) the S&P 500
                                 Closing Value      =     Index closing value on such determination date and (ii) the highest S&P 500 Index closing value on any previous
                                                          determination date, as determined by the calculation agent;
                                                          provided that the protected index closing value on the
                                                          first determination date will equal the S&P 500 Index closing value on such date

                              Determination               the 30th of each December, beginning December 30, 2004 to
                                 Dates              =     and including December 30, 2010, and December 27, 2011, in each case subject to adjustment in the event of certain market disruption events

                              If the average protected index value is less than
                              or equal to         (   % of the initial index
                              value), the product of $10 and the Index Percent
                              Change will not exceed $        , the total
                              amount of interest payable over the term of the PROPELS, and the supplemental redemption amount will be zero. In that case, you will receive only the principal amount at maturity and will not receive any supplemental redemption amount. Beginning on PS-6, we have provided examples of the hypothetical payouts on the PROPELS.

                              Because the protected index closing value on any determination date after the initial determination date will be the greater of (i) the S&P 500 Index closing value on such determination date and (ii) the highest S&P 500 Index closing value on any previous determination date, you will be protected on each determination date after the first determination date against any subsequent declines in the S&P 500 Index. If the S&P 500 Index closing value on the first determination date increases over the initial index value, you will be able to determine a minimum supplemental redemption amount due to you at maturity. In this case, the actual supplemental redemption amount may be higher if the S&P 500 Index increases on any subsequent determination date. See, for example, Example 3 under "Hypothetical Payouts on the PROPELS" below. If, on the other hand, the S&P 500 Index closing value on the first determination date decreases from the initial index value, there can be no assurance that the S&P 500 Index will increase sufficiently on subsequent determination dates to result in a supplemental redemption amount. See, for example, Example 4 under "Hypothetical Payouts on the PROPELS" below.

                              You can review the historical values of the S&P 500 Index in the section of this pricing supplement called "Description of PROPELS--Historical Information." The payment of dividends on the stocks that underlie the S&P 500 Index is not reflected in the value of the S&P 500 Index and, therefore, has no effect on the calculation of the payment at maturity.

                              The PROPELS will not be redeemed prior to the maturity date.

MS & Co. will be the          We have appointed our affiliate, Morgan Stanley &
calculation agent             Co. Incorporated, which we refer to as MS & Co.,
                              to act as calculation agent for JPMorgan Chase
                              Bank, the trustee for our senior notes. As calculation agent, MS & Co. will determine the initial index value and calculate the average protected index value and the supplemental redemption amount, if any, you will receive at maturity.

The PROPELS will be           The PROPELS will be treated as "contingent
treated as contingent         payment debt instruments" for U.S. federal income
payment debt                  tax purposes, as described in the section of this
instruments for U.S.          pricing supplement called "Description of
federal income tax            PROPELS--United States Federal Income Taxation."
purposes                      Under this treatment, if you are a U.S. taxable
                              investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the PROPELS, which yield will be higher than the stated interest actually paid on the PROPELS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the PROPELS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of PROPELS--United States Federal
                              Income Taxation" and the sections called "United
                              States Federal Taxation--Notes--Notes Linked to
                              Commodity Prices, Single Securities, Baskets of
                              Securities or Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of Notes--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PROPELS.

Where you can find            The PROPELS are senior notes issued as part of
more information on           our Series C medium-term note program. You can
the PROPELS                   find a general description of our Series C
                              medium-term note program in the accompanying prospectus supplement dated August 26, 2003. We describe the basic features of this type of note in the sections of the prospectus supplement called "Description of Notes--Fixed Rate Notes" and "--Notes Linked to Commodity Prices, Single
                              Securities, Baskets of Securities or Indices."

                              Because this is a summary, it does not contain all the information that may be important to you. For a detailed description of the terms of the PROPELS, you should read the "Description of PROPELS" section in this pricing supplement. You should also read about some of the risks involved in investing in PROPELS in the section called "Risk Factors." The tax treatment of investments in index-linked notes such as PROPELS differs from that of investments in ordinary debt securities. We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any proposed or actual investment in the PROPELS.

How to reach us               You may contact your local Morgan Stanley branch
                              office or our principal executive offices at 1585
                              Broadway, New York, New York 10036 (telephone number (212) 761-4000).

                      HYPOTHETICAL PAYOUTS ON THE PROPELS

     The supplemental redemption amount, if any, is based on the average protected index value, the calculation of which depends on the closing values of the S&P 500 Index on eight determination dates over the term of the PROPELS. Because the value of the S&P 500 Index may be subject to significant fluctuations over the term of the PROPELS, it is not possible to present a chart or table illustrating the complete range of possible payouts at maturity. The examples of the hypothetical payout calculations that follow are intended to illustrate the effect of general trends in the closing value of the S&P 500 Index on the total amount payable to you during the term and at the maturity of the PROPELS as a result of basing your return on the average protected index value. However, the S&P 500 Index may not appreciate or depreciate over the term of the PROPELS in accordance with any of the trends depicted by the hypothetical examples below.

     The following five examples illustrate the payout at maturity on the PROPELS for a range of hypothetical index closing values on each of the eight determination dates. The examples demonstrate the impact of basing the calculation of the supplemental redemption amount for the PROPELS on the protected index closing values rather than the actual index closing values as well as the impact of the minimum return provided by the coupon on the PROPELS. The protected index closing value on each determination date after the first determination date equals the greater of (i) the actual index closing value on such determination date and (ii) the highest index closing value on any previous determination date.

     These examples are based on a hypothetical initial index value of 100, an issue price for each PROPELS of $10.00 and a hypothetical interest rate of 0.75%. Based on the issue price of $10, a hypothetical interest rate of 0.75% will provide an aggregate amount of interest paid over the entire term of the PROPELS of $0.58. In order to receive the full aggregate amount of interest paid on the PROPELS, an investor would have to own the PROPELS as of the record date for every interest payment. The protected index closing values that are greater than the actual index closing values for the corresponding determination date are indicated in bold typeface below.

                                      ---------------------------------------------------------------------------
                                                   Example 1                                Example 2
                                      ---------------------------------------------------------------------------
                                                             Protected                                Protected
                                        Actual Index       Index Closing        Actual Index        Index Closing
                                       Closing Value           Value            Closing Value           Value
                                      ---------------------------------------------------------------------------
              1st Determination Date        110                 110                  120                 120
              2nd Determination Date        120                 120                  110                 120
              3rd Determination Date        130                 130                  130                 130
              4th Determination Date        140                 140                  110                 130
              5th Determination Date        150                 150                  135                 135
              6th Determination Date        160                 160                  125                 135
              7th Determination Date        170                 170                  115                 135
            Final Determination Date        180                 180                  125                 135
-----------------------------------------------------------------------------------------------------------------
         Average Actual Index Value:        145                  -                 121.25                 -
      Average Protected Index Value:                            145                                      130
-----------------------------------------------------------------------------------------------------------------
     Supplemental Redemption Amount:                           $3.92                                    $2.42
-----------------------------------------------------------------------------------------------------------------
 Aggregate interest paid on PROPELS:                           $0.58                                    $0.58
-----------------------------------------------------------------------------------------------------------------
   Total return on a $10 investment:                           $14.50                                   $13.00
-----------------------------------------------------------------------------------------------------------------

o In Example 1, the actual index closing value increases on each determination date. Consequently, the protected index closing value on each determination date equals the actual index closing value on that date, and the average protected index value of 145 is the same as the average actual index value. At maturity, for each PROPELS the investor receives $13.92, the sum of the par amount of $10.00 and the supplemental redemption amount of $3.92, which equals the product of the par amount of $10.00 and the index percent change of 45% less the $0.58 interest paid during the term of the PROPELS. The total return on the PROPELS of $14.50 represents a 45% increase above the issue price, which is less than the simple index price return (80%) over the same period.

o In Example 2, the index closing value decreases on the second determination date, but the investor is protected from such decline by the higher index closing value on the first determination date. When the index reaches new highs of 130 and 135 on the third and fifth determination dates, respectively, the protected index closing value locks in the new highest index value, thereby enabling the investor to share in subsequent increases in the index value that exceed the highest level of the index on any previous determination date while providing protection from subsequent declines in the index (see, for example, the fourth, sixth and seventh determination dates). Consequently, although the average actual index value over the life of the PROPELS is 121.25, the average protected index value equals 130. At maturity, for each PROPELS the investor receives $12.42, the sum of the par amount of $10.00 and the supplemental redemption amount of $2.42, which equals the product of the par amount of $10.00 and the index percent change of 30% less the $0.58 interest paid during the term of the PROPELS. The total return on the PROPELS of $13.00 represents a 30% increase above the issue price. The total return on the PROPELS is 4% higher than the simple index price return (25%) over the same period.

                                --------------------------------------------------------------------------------------------------
                                           Example 3                        Example 4                       Example 5
                                --------------------------------------------------------------------------------------------------
                                 Actual Index   Protected Index    Actual Index    Protected Index   Actual Index  Protected Index
                                 Closing Value  Closing Value      Closing Value    Closing Value    Closing Value Closing Value
                                --------------------------------------------------------------------------------------------------
          1st Determination Date      120           120                 95               95                95             95
          2nd Determination Date      140           140                 90               95                85             95
          3rd Determination Date      160           160                 85               95                75             95
          4th Determination Date      180           180                 80               95                70             95
          5th Determination Date      160           180                 85               95                85             95
          6th Determination Date      140           180                 90               95                90             95
          7th Determination Date      120           180                 85               95                120           120
        Final Determination Date      100           180                 80               95                150           150
----------------------------------------------------------------------------------------------------------------------------------
     Average Actual Index Value:      140            -                86.25              -                96.25           -
  Average Protected Index Value:                    165                                  95                              105
----------------------------------------------------------------------------------------------------------------------------------
 Supplemental Redemption Amount:                   $5.92                                 $0                               $0
----------------------------------------------------------------------------------------------------------------------------------
Aggregate Interest Paid on PROPELS:                $0.58                               $0.58                            $0.58
----------------------------------------------------------------------------------------------------------------------------------
Total Return on a $10 investment:                  $16.50                              $10.58                           $10.58
----------------------------------------------------------------------------------------------------------------------------------

o In Example 3, the index closing value reaches a high of 180 on the fourth determination date. Therefore, although the actual index closing value declines on subsequent determination dates, the protected index closing value on each subsequent determination date equals 180. Consequently, although the average actual index value over the life of the PROPELS is 140, the average protected index value equals 165. At maturity, for each PROPELS the investor receives $15.92, the sum of the par amount of $10.00 and the supplemental redemption amount of $5.92, which equals the product of the par amount of $10.00 and the index percent change of 65% less the $0.58 interest paid during the term of the PROPELS. The total return on the PROPELS of $16.50 represents a 65% increase above the issue price. The total return on the PROPELS is 65% higher than the simple index price return over the same period.

o In Example 4, the index declines over the life of the PROPELS to a final index closing value of 80. Although the actual index closing value remains lower than 95 on each subsequent determination date, the protected index closing value equals 95 on each subsequent determination date. Consequently, although the average index closing value is 86.25, the average protected index value is 95. Because the average protected index value is less than the initial index value, there is no supplemental redemption amount. However, at maturity the investor receives for each PROPELS the par amount of $10.00 and the $0.58 interest paid during the term of the PROPELS. Because the actual index declined 20.00% over the life of the PROPELS, the return of $10.58 for each PROPELS is 32.25% higher than the simple index price return over the same period.

o In Example 5, the index closing value declines on each of the first four determination dates to a low of 70. The protected index closing value for each of the first four determination dates equals 95, because the index closing value of 95 on the first determination date establishes a minimum protected index closing value for subsequent determination dates on which the index remains below 95. Although the index recovers to end at 150, significantly above the initial index value, that increase does not fully offset the initial declines for purposes of calculating the average actual index value, which is 96.25. Because of the protection provided by the protected index closing value, the average protected index value is
     greater than the initial index value, but it is not above the    %
     threshold above which the investor would receive a supplemental redemption amount. Nevertheless, because of the coupon on the PROPELS, the total return on the PROPELS represents a 5.8% increase above the issue price. However, the total return on the PROPELS of 5.8% is lower than the simple index price return (50%) over the same period.

                                  RISK FACTORS

     This section describes the most significant risks relating to the PROPELS. You should carefully consider whether the PROPELS are suited to your particular circumstances before you decide to purchase them.

Yield to maturity less than   We will pay interest at the rate of    % on the
interest on ordinary notes    $10 principal amount of each PROPELS. This
                              interest rate is lower than the interest rate that we would pay on non-index-linked notes maturing at the same time as the PROPELS. Because the supplemental redemption amount due at maturity may equal zero, the return on your investment in the PROPELS (the effective yield to maturity) may be less than the amount that would be paid on an ordinary debt security. The interest paid on the PROPELS and return of only the principal amount of each PROPELS at maturity will not fully compensate you for the effects of inflation and other factors relating to the value of money over time.

PROPELS may not pay           If the average protected index value is less than
more than the principal       or equal to the initial index value, you will
amount at maturity            receive only the principal amount of $10 for each
                              PROPELS you hold at maturity.

PROPELS may not               There may be little or no secondary market for
be actively traded            the PROPELS. Although we will apply to list the
                              PROPELS on the American Stock Exchange LLC, which we refer to as the AMEX, we may not meet the requirements for listing. Even if there is a secondary market, it may not provide significant liquidity. MS & Co. currently intends to act as a market maker for the PROPELS, but it is not required to do so.

Market price of the           Several factors, many of which are beyond our
PROPELS will be influenced    control, will influence the value of the PROPELS,
by many unpredictable         including:
factors

                              o the closing value of the S&P 500 Index on the initial determination date, the value of the S&P 500 Index at any time and the highest closing value of the S&P 500 Index on previous determination dates

                              o  interest and yield rates in the market

                              o  geopolitical conditions and economic,
                                 financial, political, regulatory or judicial events that affect the securities underlying the S&P 500 Index or stock markets generally and which may affect the average protected index value

                              o the time remaining to the maturity of the PROPELS

                              o the dividend rate on the stocks underlying the S&P 500 Index

                              o  our creditworthiness

                              Some or all of these factors will influence the price that you will receive if you sell your PROPELS prior to maturity. For example, you may have to sell your PROPELS at a substantial discount from the principal amount if at the time of sale or on earlier determination dates the S&P 500 Index is at, below or not sufficiently above the initial index value or if market interest rates rise.

                              You cannot predict the future performance of the S&P 500 Index based on its historical performance. In addition, there can be no assurance that the average protected index value will exceed the initial index value by more than
                                 % so that you will receive at maturity an
                              amount in addition to the principal amount of $10
                              per PROPELS.

Investing in the PROPELS      Because the average protected index value is
is not equivalent to          based on the closing value of the S&P 500 Index
investing in the S&P          on the eight determination dates during the term
500 Index                     of the PROPELS, it is possible for the average
                              protected index value to be lower than the initial index value even if the value of the S&P
                              500 Index at maturity is higher than the initial index value. In addition, because the protected index closing value for the first determination date will equal the actual S&P 500 Index closing value on such date, you will not be protected against any decrease in the value of the S&P 500
                              Index on the first determination date. See the section of this pricing supplement called
                              "Hypothetical Payouts on the PROPELS."

Adjustments to the S&P 500    Standard & Poor's Corporation, or S&P(R), is
Index could adversely         responsible for calculating and maintaining the
affect the value of the       S&P 500 Index. S&P can add, delete or substitute
PROPELS                       the stocks underlying the S&P 500 Index or make
                              other methodological changes that could change the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any of these actions could adversely affect the value of the PROPELS.

                              S&P may discontinue or suspend calculation or publication of the S&P 500 Index at any time. In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued S&P 500 Index. MS & Co. could have an economic interest that is different than that of investors in the PROPELS insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates. If MS & Co. determines that there is no appropriate successor index, at maturity the payout on the PROPELS will be an amount based on the closing prices at maturity of the stocks underlying the S&P 500 Index at the time of such discontinuance, without rebalancing or substitution, computed by the calculation agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to discontinuance of the S&P 500 Index.

You have no                   Investing in the PROPELS is not equivalent to
shareholder rights            investing in the component stocks of the S&P 500
                              Index. As an investor in the PROPELS, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that underlie the S&P 500 Index.

Adverse economic interests    Because the calculation agent, MS & Co., is our
of the calculation agent      affiliate, the economic interests of the
and its affiliates may        calculation agent and its affiliates may be
affect determinations         adverse to your interests as an investor in the
                              PROPELS. As calculation agent, MS & Co. will determine the initial index value and calculate the average protected index value and the supplemental redemption amount, if any, you will receive at maturity. Determinations made by MS &
                              Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index closing value or protected index closing value in the event of a discontinuance of the S&P 500 Index, may affect the payout to you at maturity. See the sections of this pricing supplement called "Description of PROPELS--Market
                              Disruption Event" and "--Discontinuance of the S&P 500 Index; Alteration of Method of
                              Calculation."

Hedging and trading           MS & Co. and other affiliates of ours will carry
activity by the calculation   out hedging activities related to the PROPELS
agent and its affiliates      (and possibly to other instruments linked to the
could potentially affect      S&P 500 Index or its component stocks), including
the value of the S&P 500      trading in the stocks underlying the S&P 500
Index                         Index as well as in other instruments related to
                              the S&P 500 Index. MS & Co. and some of our other subsidiaries also trade the stocks underlying the S&P 500 Index and other financial instruments related to the S&P 500 Index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the day we offer the PROPELS for initial sale to the public could potentially increase the initial index value and, as a result, could increase the value at which the S&P 500 Index must close on the determination dates before you receive a payment at maturity that exceeds the principal amount of the PROPELS.
                              Additionally, such trading activities during the term of the PROPELS could potentially affect the value of the S&P 500 Index on the determination dates and, accordingly, the amount of cash you will receive at maturity.

The PROPELS will be           You should also consider the U.S. federal income
treated as contingent         tax consequences of investing in the PROPELS. The
payment debt instruments      PROPELS will be treated as "contingent payment
for U.S. federal income       debt instruments" for U.S. federal income tax
tax purposes                  purposes, as described in the section of this
                              pricing supplement called "Description of
                              PROPELS--United States Federal Income Taxation."
                              Under this treatment, if you are a U.S. taxable investor, you will generally be subject to annual income tax based on the comparable yield (as defined in this pricing supplement) of the PROPELS, which yield will be higher than the stated interest actually paid on the PROPELS. In addition, any gain recognized by U.S. taxable investors on the sale or exchange, or at maturity, of the PROPELS generally will be treated as ordinary income. Please read carefully the section of this pricing supplement called
                              "Description of PROPELS--United States Federal
                              Income Taxation" and the sections called "United
                              States Federal Taxation--Notes--Notes Linked to
                              Commodity Prices, Single Securities, Baskets of
                              Securities or Indices" and "United States Federal
                              Taxation--Backup Withholding" in the accompanying prospectus supplement.

                              If you are a foreign investor, please read the section of this pricing supplement called "Description of PROPELS--United States Federal Income Taxation."

                              You are urged to consult your own tax advisor regarding all aspects of the U.S. federal income tax consequences of investing in the PROPELS.

                             DESCRIPTION OF PROPELS

Terms not defined herein have the meanings given to such terms in the accompanying prospectus supplement. The term "PROPELS" refers to each $10 principal amount of any of our PROPELS due December 30, 2011 Based on the Value of the S&P 500(R) Index. In this pricing supplement, the terms "we," "us" and "our" refer to Morgan Stanley.

Aggregate Principal Amount....   $

Original Issue Date
(Settlement Date).............                 , 2004

Maturity Date.................   December 30, 2011, subject to extension in
                                 accordance with the following paragraph in the event of a Market Disruption Event on the final Determination Date for calculating the Average Protected Index Value.

                                 If, due to a Market Disruption Event or
                                 otherwise, the final Determination Date is postponed so that it falls less than two scheduled Trading Days prior to the scheduled Maturity Date, the Maturity Date will be the second scheduled Trading Day following that final Determination Date as postponed. See "--Determination Dates" below.

Interest Rate.................      % per annum

Interest Payment Dates........   Each December 30, beginning December 30, 2004,
                                 and the Maturity Date.

                                 If the scheduled Maturity Date is postponed due to a Market Disruption Event or otherwise, we will pay interest on the Maturity Date as postponed, but no interest will accrue on the PROPELS or on such payment during the period from or after the scheduled Maturity Date.

Specified Currency............   U.S. dollars

CUSIP Number..................   61746S877

Minimum Denominations.........   $10

Issue Price...................   $10 (100%)

Maturity Redemption Amount....   At maturity, upon delivery of the PROPELS to
                                 the Trustee, we will pay with respect to the $10 principal amount of each PROPELS an amount in cash equal to $10 plus the Supplemental
                                 Redemption Amount, if any. See "Discontinuance of the S&P 500 Index; Alteration of Method of
                                 Calculation" below.

                                 We shall, or shall cause the Calculation Agent to, (i) provide written notice to the Trustee and to The Depository Trust Company, which we refer to as DTC, of the amount of cash to be delivered with respect to the $10 principal amount of each PROPELS, on or prior to 10:30 a.m. on the Trading Day preceding the Maturity Date (but if such Trading Day is not a Business Day, prior to the close of business on the Business Day preceding the Maturity
                                 Date), and (ii) deliver the aggregate cash amount due with respect to the PROPELS to the

                                 Trustee for delivery to DTC, as holder of the PROPELS, on the Maturity Date. We expect such amount of cash will be distributed to investors on the Maturity Date in accordance with the standard rules and procedures of DTC and its direct and indirect participants. See "--Book Entry Note or Certificated Note" below, and see "The Depositary" in the accompanying prospectus supplement.

Supplemental Redemption
Amount........................   The amount by which (i) the product of (x) $10
                                 and (y) the Index Percent Change exceeds (ii)
                                 $       , which is the total amount of interest
                                 payable over the term of the PROPELS, including on the Maturity Date. The Calculation Agent will calculate the Supplemental Redemption
                                 Amount on the final Determination Date.



Index Percent Change..........   The Index Percent Change is a fraction, the
                                 numerator of which will be the Average
                                 Protected Index Value minus the Initial Index
                                 Value and the denominator of which will be the Initial Index Value. The Index Percent Change is described by the following formula:

                                 Average Protected Index Value - Initial Index Value
                                 ---------------------------------------------------
                                              Initial Index Value

Initial Index Value...........           , the Index Closing Value on the day we
                                 offer the PROPELS for initial sale to the public.

Average Protected Index Value.   The arithmetic average of the Protected Index
                                 Closing Values on the Determination Dates, as determined by the Calculation Agent.

Protected Index Closing Value.   The Protected Index Closing Value on any
                                 Determination Date will be determined by the Calculation Agent and will equal the greater of (i) the Index Closing Value on such Determination Date and (ii) the highest Index
                                 Closing Value on any previous Determination
                                 Date, as determined by the Calculation Agent;
                                 provided that the Protected Index Closing
                                 Value on December 30, 2004 will equal the Index Closing Value on such date.

Index Closing Value...........   The Index Closing Value on any Trading Day will
                                 equal the closing value of the S&P 500 Index or any Successor Index (as defined under "--Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation" below) published at the regular official weekday close of trading on that Trading Day. In certain circumstances, the Index Closing Value will be based on the alternate calculation of the S&P 500 Index described under "--Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation."

                                 In this "Description of PROPELS," references to the S&P 500 Index will include any Successor Index, unless the context requires otherwise.

Determination Dates...........   The Determination Dates will be the 30th of
                                 each December, beginning with December 30, 2004 to and including December 30, 2010, and December 27, 2011, in each such case subject to adjustment for Market Disruption Events as described in the two following paragraphs.

                                 If any of the first seven scheduled
                                 Determination Dates is not a Trading Day or if a Market Disruption Event occurs on any such date, such Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five Trading Days immediately succeeding any of the first seven Determination Dates, then (i) such fifth succeeding Trading Day will be deemed to be the relevant Determination Date, notwithstanding the occurrence of a Market Disruption Event on such day, and (ii) with respect to any such fifth Trading Day on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such fifth Trading Day in accordance with the formula for calculating the value of the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, without rebalancing or substitution, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index.

                                 If December 27, 2011 (the final scheduled
                                 Determination Date) is not a Trading Day or if there is a Market Disruption Event on such day, the final Determination Date will be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred.

Trading Day...................   A day, as determined by the Calculation Agent,
                                 on which trading is generally conducted on the New York Stock Exchange, Inc. (the "NYSE"), the AMEX, the Nasdaq National Market, the
                                 Chicago Mercantile Exchange and the Chicago
                                 Board of Options Exchange and in the
                                 over-the-counter market for equity securities in the United States.

Book Entry Note or
Certificated Note.............   Book Entry.  The PROPELS will be issued in the
                                 form of one or more fully registered global securities which will be deposited with, or on behalf of, DTC and will be registered in the name of a nominee of DTC. DTC's nominee will be the only registered holder of the PROPELS.
                                 Your beneficial interest in the PROPELS will be evidenced solely by entries on the books of the securities intermediary acting on your behalf as a direct or indirect participant in DTC. In this pricing supplement, all references to payments or notices to you will mean payments or notices to DTC, as the registered holder of the PROPELS, for distribution to participants in accordance with DTC's procedures. For more information regarding DTC and book entry notes, please read "The Depositary" in the accompanying prospectus supplement and "Form of
                                 Securities--Global Securities--Registered
                                 Global Securities" in the accompanying
                                 prospectus.

Senior Note or Subordinated
Note..........................   Senior

Trustee.......................   JPMorgan Chase Bank (formerly known as The
                                 Chase Manhattan Bank)

Agent.........................   Morgan Stanley & Co. Incorporated and its
                                 successors ("MS & Co.")

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index, a suspension, absence or material limitation of trading of stocks then constituting 20 percent or more of the value of the S&P 500 Index on the Relevant Exchanges for such securities for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such Relevant Exchange; or a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20 percent or more of the value of the S&P 500 Index during the last one-half hour preceding the close of the principal trading session on such Relevant
                                 Exchange are materially inaccurate; or the suspension, absence or material limitation of trading on the primary securities market for trading in futures or options contracts related to the S&P 500 Index for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session on such market, in each case as determined by the Calculation Agent in its sole discretion.

                                 For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the S&P 500 Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the S&P 500 Index shall be based on a comparison of (x) the portion of the value of the S&P 500 Index attributable to that security relative to (y) the overall value of the S&P 500 Index, in each case immediately before that suspension or limitation.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption Event, (3) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80A (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80A as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading, (4) a suspension of trading in futures or options contracts on the S&P 500 Index by the primary securities market trading in such contracts by reason of (x) a price change exceeding limits set by such exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension, absence or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on any Relevant Exchange or on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Relevant Exchange.............   "Relevant Exchange" means the primary exchange
                                 or market of trading for any security then included in the S&P 500 Index or any Successor
                                 Index.

Alternate Exchange Calculation
in Case of an Event of
Default.......................   In case an event of default with respect to
                                 the PROPELS shall have occurred and be
                                 continuing, the amount declared due and
                                 payable for each PROPELS upon any acceleration of the PROPELS (the "Acceleration Amount") will be equal to (i) accrued but unpaid interest to but excluding the date of acceleration plus (ii) the Maturity Redemption
                                 Amount determined (A) as though the Index
                                 Closing Value for any Determination Date scheduled to occur on or after such date of acceleration were the Index Closing Value on the date of acceleration and (B) by subtracting
                                                , the total amount of interest
                                 that would have been payable over the term of the Notes notwithstanding the acceleration of the Notes, from the product of (x) $10 and (y) the Index Percent Change to determine the Supplemental Redemption Amount.

                                 If the maturity of the PROPELS is accelerated because of an event of default as described above, we shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to DTC of the Acceleration Amount and the aggregate cash amount due with respect to the PROPELS as promptly as possible and in no event later than two Business Days after the date of acceleration.

Calculation Agent.............   MS & Co.

                                 All determinations made by the Calculation
                                 Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you and on us.

                                 All calculations with respect to the Average
                                 Protected Index Value and the Supplemental
                                 Redemption Amount, if any, will be made by the Calculation Agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to .87655); all dollar amounts related to determination of the amount of cash payable per PROPELS will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate number of PROPELS will be rounded to the nearest cent, with one-half cent rounded upward.

                                 Because the Calculation Agent is our
                                 affiliate, the economic interests of the Calculation Agent and its affiliates may be adverse to your interests as an owner of the PROPELS, including with respect to certain determinations and judgments that the Calculation Agent must make in determining any Index Closing Value, any Protected Index Closing Value, the Average Protected Index Value, the Index Percent Change, the Supplemental Redemption Amount or whether a Market Disruption Event has occurred. See "--Market Disruption Event" above and "--Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

The S&P 500 Index.............   We have derived all information contained in
                                 this pricing supplement regarding the S&P 500
                                 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, S&P.
                                 The S&P 500 Index was developed by S&P and is calculated, maintained and published by S&P.
                                 We make no representation or warranty as to the accuracy or completeness of such information.

                                 The S&P 500 Index is intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the "Index Divisor." By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The

                                 Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index Maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment. By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.


                                                                                         Divisor
                                         Type of                                        Adjustment
                                    Corporate Action        Adjustment Factor            Required
                                 ----------------------  ------------------------------ ----------
                                 Stock split             Shares Outstanding multiplied        No
                                    (i.e., 2-for-1)      by 2; Stock Price divided by 2

                                 Share issuance          Shares Outstanding plus newly       Yes
                                    (i.e., change > 5%)  issued Shares
                                                  -
                                 Share repurchase        Shares Outstanding minus            Yes
                                    (i.e., change > 5%)  Repurchased Shares
                                                  -
                                 Special cash            Share Price minus Special           Yes
                                    dividends            Dividend

                                 Company change          Add new company Market Value        Yes
                                                         minus old company Market Value

                                 Rights offering         Price of parent company minus       Yes

                                                            Price of Rights
                                                           (---------------)
                                                              Right Ratio

                                 Spin-Off                Price of parent company minus       Yes

                                                            Price of Spinoff Co.
                                                           (--------------------)
                                                            Share Exchange Ratio

                                 Stock splits and stock dividends do not affect the Index Divisor of the S&P 500 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:

                                 Post-Event Aggregate Market Value
                                 ---------------------------------   =   Pre-Event Index Value
                                             New Divisor

                                                   Post-Event Aggregate Market Value
                                 New Divisor  =    ---------------------------------
                                                         Pre-Event Index Value

                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the Index;
  Alteration of Method of
  Calculation.................   If S&P discontinues publication of the S&P 500
                                 Index and S&P or another entity publishes a successor or substitute index that MS & Co., as the Calculation Agent, determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then any subsequent Index Closing Value will be determined by reference to the value of such Successor Index at the regular official weekday close of the principal trading session of the NYSE, the AMEX, the Nasdaq National
                                 Market or the relevant exchange or market for the Successor Index on the date that any Index
                                 Closing Value is to be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to Morgan Stanley and to DTC, as holder of the PROPELS, within three Trading Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the PROPELS, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

                                 If S&P discontinues publication of the S&P 500 Index prior to, and such discontinuance is continuing on, any Determination Date and MS & Co., as the Calculation Agent, determines, in its sole discretion, that no Successor Index is available at such time, then the Calculation Agent will determine the Index Closing Value for such date. The Index Closing Value will be computed by the Calculation Agent in accordance with the formula for calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) at the close of the principal trading session of the Relevant Exchange on such date of each security most recently comprising the S&P 500 Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the PROPELS.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of MS & Co., as the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each date on which the Index Closing Value is to be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Index Closing Value and the Supplemental Redemption Amount with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Historical Information .......   The following table sets forth the high and
                                 low Index Values, as well as end-of-quarter
                                 Index Values, of the S&P 500 Index for each
                                 quarter in the period from January 1, 1999
                                 through February 24, 2004. The Index Value on
                                 February 24, 2004 was 1139.09. We obtained the
                                 information in the table below from Bloomberg
                                 Financial Markets, without independent
                                 verification. The historical values of the S&P
                                 500 Index should not be taken as an indication
                                 of future performance, and no assurance can be
                                 given as to the level of the S&P 500 Index on
                                 any Determination Date. The Average Protected
                                 Index Value may be lower than      (   % of the
                                 Initial Index Value) so that the product of
                                 $10 and the Index Percent Change will not
                                 exceed $        , and you will not receive any

                                 Supplemental Redemption Amount. We cannot give you any assurance that the Average Protected Index Value will be sufficiently higher than the Initial Index Value so that you will receive a Supplemental Redemption Amount at maturity.

                                                            High           Low        Period End
                                                           -------       -------      ---------
                               1999:
                                 First Quarter.........    1316.55       1212.19       1286.37
                                 Second Quarter........    1372.71       1281.41       1372.71
                                 Third Quarter.........    1418.78       1268.37       1282.71
                                 Fourth Quarter........    1469.25       1247.41       1469.25
                               2000:
                                 First Quarter.........    1527.46       1333.36       1498.58
                                 Second Quarter .......    1516.35       1356.56       1454.60
                                 Third Quarter.........    1520.77       1419.89       1436.51
                                 Fourth Quarter........    1436.28       1264.74       1320.28
                               2001:
                                 First Quarter.........    1373.73       1117.58       1160.33
                                 Second Quarter .......    1312.83       1103.25       1224.42
                                 Third Quarter.........    1236.72        965.80       1040.94
                                 Fourth Quarter........    1170.35       1038.55       1148.08
                               2002:
                                 First Quarter.........    1172.51       1080.17       1147.39
                                 Second Quarter .......    1146.54        973.53        989.82
                                 Third Quarter.........     989.03        797.70        815.28
                                 Fourth Quarter........     938.87        776.76        879.82
                               2003:
                                 First Quarter.........     931.66        800.73        848.18
                                 Second Quarter .......    1011.66        858.48        974.50
                                 Third Quarter.........    1039.58        965.46        995.97
                                 Fourth Quarter........    1111.92       1018.22       1111.92
                               2004:
                                 First Quarter (through
                                    February 24, 2004).    1157.76       1108.48       1139.09

Use of Proceeds and Hedging...   The net proceeds we receive from the sale of
                                 the PROPELS will be used for general corporate purposes and, in part, by us or by one or more of our subsidiaries in connection with hedging our obligations under the PROPELS. See also
                                 "Use of Proceeds" in the accompanying
                                 prospectus.

                                 On or prior to the day we offer the PROPELS for initial sale to the public, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the PROPELS by taking positions in the stocks underlying the S&P 500 Index, in futures or options contracts on the S&P 500 Index or its component securities listed on major securities markets, or positions in any other available securities or instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the S&P 500 Index, and, therefore, the value at which the S&P 500 Index must close on the Determination Dates before you would receive at maturity a payment that exceeds the principal amount of the PROPELS. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the PROPELS by purchasing and selling the stocks underlying the S&P

                                 500 Index, futures or options contracts on the S&P 500 Index or its component stocks listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities, including by selling such securities on the Determination Dates. We cannot give any assurance that our hedging activities will not affect the value of the S&P 500 Index and, therefore, adversely affect the value of the S&P 500 Index on the Determination Dates or the payment that you will receive at maturity.

Supplemental Information
  Concerning Plan of
  Distribution................   Under the terms and subject to the conditions
                                 contained in the U.S. distribution agreement
                                 referred to in the prospectus supplement under
                                 "Plan of Distribution," the Agent, acting as
                                 principal for its own account, has agreed to
                                 purchase, and we have agreed to sell, the
                                 principal amount of PROPELS set forth on the
                                 cover of this pricing supplement. The Agent
                                 proposes initially to offer the PROPELS
                                 directly to the public at the public offering
                                 price set forth on the cover page of this
                                 pricing supplement plus accrued interest, if
                                 any, from the Original Issue Date. The Agent
                                 may allow a concession not in excess of    % of
                                 the principal amount of the PROPELS to other
                                 dealers, which may include Morgan Stanley &
                                 Co. International Limited and Bank Morgan
                                 Stanley AG. We expect to deliver the PROPELS
                                 against payment therefor in New York, New York
                                 on          , 2004. After the initial offering,
                                 the Agent may vary the offering price and other selling terms from time to time.

                                 In order to facilitate the offering of the PROPELS, the Agent may engage in transactions that stabilize, maintain or otherwise affect the price of the PROPELS. Specifically, the Agent may sell more PROPELS than it is obligated to purchase in connection with the offering creating a naked short position in the PROPELS for its own account. The Agent must close out any naked short position by purchasing the PROPELS in the open market. A naked short position is more likely to be created if the Agent is concerned that there may be downward pressure on the price of the PROPELS in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the Agent may bid for, and purchase, PROPELS or the individual stocks underlying the S&P 500 Index in the open market to stabilize the price of the PROPELS. Any of these activities may raise or maintain the market price of the PROPELS above independent market levels or prevent or retard a decline in the market price of the PROPELS. The Agent is not required to engage in these activities, and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                 General

                                 No action has been or will be taken by us, the Agent or any dealer that would permit a public offering of the PROPELS or possession or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, other than the United States, where action for that purpose is required. No offers, sales or deliveries of the PROPELS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus or any other offering material relating to the PROPELS, may be made in or from any jurisdiction except in circumstances which will result in compliance with any applicable laws and regulations and will not impose any obligations on us, the Agent or any dealer.

                                 The Agent has represented and agreed, and each dealer through which we may offer the PROPELS has represented and agreed, that it (i) will comply with all applicable laws and regulations in force in each non-U.S. jurisdiction in which it purchases, offers, sells or delivers the PROPELS or possesses or distributes this pricing supplement and the accompanying prospectus supplement and prospectus and (ii) will obtain any consent, approval or permission required by it for the purchase, offer or sale by it of the PROPELS under the laws and regulations in force in each non-U.S. jurisdiction to which it is subject or in which it makes purchases, offers or sales of the PROPELS. We shall not have responsibility for the Agent's or any dealer's compliance with the applicable laws and regulations or obtaining any required consent, approval or permission.

                                 Brazil

                                 The PROPELS may not be offered or sold to the public in Brazil. Accordingly, the offering of the PROPELS has not been submitted to the Comissao de Valores Mobiliarios for approval. Documents relating to this offering, as well as the information contained herein and therein, may not be supplied to the public as a public offering in Brazil or be used in connection with any offer for subscription or sale to the public in Brazil.

                                 Chile

                                 The PROPELS have not been registered with the Superintendencia de Valores y Seguros in Chile and may not be offered or sold publicly in Chile. No offer, sales or deliveries of the PROPELS, or distribution of this pricing supplement or the accompanying prospectus supplement or prospectus, may be made in or from Chile except in circumstances which will result in compliance with any applicable Chilean laws and regulations.

                                 Hong Kong

                                 The PROPELS may not be offered or sold in Hong Kong, by means of any document, other than to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32) of Hong Kong. The Agent has not issued and will not issue any advertisement, invitation or document relating to the PROPELS, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to PROPELS which are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.
                                 571) of Hong Kong and any rules made
                                 thereunder.

                                 Mexico

                                 The PROPELS have not been registered with the National Registry of Securities maintained by the Mexican National Banking and Securities Commission and may not be offered or sold publicly in Mexico. This pricing supplement and the accompanying prospectus supplement and prospectus may not be publicly distributed in Mexico.

                                 Singapore

                                 This pricing supplement and the accompanying prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this pricing supplement and the accompanying prospectus supplement and prospectus used in connection with the offer or sale, or invitation for subscription or purchase, of the PROPELS may not be circulated or distributed, nor may the PROPELS be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the PROPELS to the public in Singapore.

License Agreement between
Dow Jones and Morgan Stanley..   S&P and Morgan Stanley have entered into a
                                 non-exclusive license agreement providing for the license to Morgan Stanley, and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with securities, including the PROPELS.

                                 The license agreement between S&P and Morgan
                                 Stanley provides that the following language must be set forth in this pricing supplement:

                                 The PROPELS are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the owners of the PROPELS or any member of the public regarding the advisability of investing in securities generally or in the PROPELS particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to us is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to us or the PROPELS. S&P has no obligation to take our needs or the needs of the owners of the PROPELS into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the PROPELS to be issued or in the determination or calculation of the equation by which the PROPELS are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the PROPELS.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. S&P MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY MORGAN STANLEY, OWNERS OF THE PROPELS, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED UNDER THE LICENSE AGREEMENT DESCRIBED HEREIN OR FOR ANY OTHER USE. S&P MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's(R)," "S&P(R)," "S&P
                                 500(R)," "Standard & Poor's 500" and "500" are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.

ERISA Matters for Pension
  Plans and Insurance
  Companies...................   Each fiduciary of a pension, profit-sharing or
                                 other employee benefit plan subject to the Employee Retirement Income Security Act of
                                 1974, as amended ("ERISA"), (a "Plan") should consider the fiduciary standards of ERISA in the context of the Plan's particular circumstances before authorizing an investment in the PROPELS. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

                                 In addition, we and certain of our
                                 subsidiaries and affiliates, including MS &
                                 Co. and Morgan Stanley DW Inc. (formerly Dean Witter Reynolds Inc.) ("MSDWI"), may each be considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also "Plans"). Unless an exemption applies, prohibited transactions within the meaning of ERISA or the Code could arise, for example, if the PROPELS are acquired by or with the assets of a Plan with respect to which MS & Co., MSDWI or any of their affiliates is a service provider.

                                 We have obtained from the Department of Labor an exemption from the prohibited transaction rules that will in most cases cover the purchase and holding of PROPELS by a Plan for whom we or one of our affiliates is a service provider. In order for this exemption to apply, the decision to invest in the PROPELS must be made by a Plan fiduciary, or a Plan participant (in the case of Plans that provide for participant-directed investments), who is independent from us and from our affiliates. At the time of a Plan's acquisition of any PROPELS, no more than 15% of the Plan's assets should be invested in PROPELS.

                                 Certain plans that are not subject to ERISA, including plans maintained by state and local governmental entities, are nonetheless subject to investment restrictions under the terms of applicable local law. Such restrictions may preclude the purchase of the PROPELS.

                                 The exemption described above was issued by the Department of Labor pursuant to its "Expedited Exemption Procedure" under Prohibited Transaction Class Exemption 96-62. Copies of both the proposed and final exemption are available from us upon request. Purchasers of the PROPELS have exclusive responsibility for ensuring that their purchase and holding of the PROPELS do not violate the prohibited transaction or other rules of ERISA or the Code, or any requirements applicable to government or other benefit plans that are not subject to ERISA or the Code.

United States Federal Income
Taxation......................   The following summary is based on the opinion
                                 of Davis Polk & Wardwell, our special tax counsel, and is a general discussion of the principal U.S. federal income tax consequences to initial investors in the PROPELS purchasing the PROPELS at the Issue Price, who will hold the PROPELS as capital assets within the meaning of Section 1221 of the Code. Unless otherwise specifically indicated, this summary is based on the Code, administrative pronouncements, judicial decisions and currently effective and proposed Treasury regulations, changes to any of which subsequent to the date of this pricing supplement may affect the tax consequences described herein. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to an investor in light of its particular circumstances or to investors that are subject to special rules, such as:

                                 o  certain financial institutions;
                                 o dealers and certain traders in securities or foreign currencies;
                                 o  investors holding PROPELS as part of a
                                    hedging transaction, straddle, conversion or other integrated transaction;
                                 o  U.S. Holders, as defined below, whose
                                    functional currency is not the U.S. dollar;
                                 o  partnerships;
                                 o nonresident alien individuals who have lost their United States citizenship or who have ceased to be taxed as United States resident aliens;
                                 o corporations that are treated as foreign personal holding companies, controlled foreign corporations or passive foreign investment companies;
                                 o Non-U.S. Holders, as defined below, that are owned or controlled by persons subject to U.S. federal income tax;

                                 o Non-U.S. Holders for whom income or gain in respect of a PROPELS is effectively connected with a trade or business in the United States; and
                                 o Non-U.S. Holders who are individuals having a "tax home" (as defined in Section 911(d)(3) of the Code) in the United States.

                                 If you are considering purchasing the PROPELS, you are urged to consult your own tax advisor with regard to the application of the U.S. federal income tax laws to your particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

                                 U.S. Holders

                                 This section only applies to you if you are a U.S. Holder and is only a brief summary of the U.S. federal income tax consequences of the ownership and disposition of the PROPELS. As used herein, the term "U.S. Holder" means a beneficial owner of a PROPELS that is for U.S. federal income tax purposes:

                                 o  a citizen or resident of the United States;
                                 o a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States or of any political subdivision thereof; or
                                 o  an estate or trust the income of which is
                                    subject to U.S. federal income taxation
                                    regardless of its source.

                                 The PROPELS will be treated as "contingent payment debt instruments" for U.S. federal income tax purposes. U.S. Holders should refer to the discussions under "United States Federal Taxation--Notes--Notes Linked to Commodity Prices, Single Securities, Baskets of Securities or Indices" and "United States Federal Taxation--Backup Withholding" in the accompanying prospectus supplement for a full description of the U.S. federal income and withholding tax consequences of ownership and disposition of a contingent payment debt instrument.

                                 In summary, U.S. Holders will, regardless of their method of accounting for U.S. federal income tax purposes, be required to accrue original issue discount ("OID") as interest income on the PROPELS on a constant yield basis in each year that they hold the PROPELS at a rate higher than the stated interest actually paid on the PROPELS. As a result, U.S. Holders will be required to pay taxes annually on the amount of accrued OID but will not be required to include separately in income the annual coupons received. In addition, any gain recognized by U.S. Holders on the sale or exchange, or at maturity, of the PROPELS will generally be treated as ordinary income.

                                 The rate of accrual of OID on the PROPELS is the yield at which we would issue a fixed rate debt instrument with terms similar to those of the PROPELS or the applicable federal rate, whichever is greater (our "comparable yield"), and is determined at the time of the issuance of the PROPELS. We have determined that the

                                 "comparable yield" is an annual rate of    %
                                 compounded annually. Based on our
                                 determination of the comparable yield, the
                                 "projected payment schedule" for a PROPELS
                                 (assuming each PROPELS has an issue price of
                                 $         for U.S. federal income tax purposes)
                                 consists of the annual coupons and an
                                 additional projected amount equal to $
                                 due at maturity.

                                 The following table states the amount of OID that will be deemed to have accrued with respect to a PROPELS during each accrual period (which accrual periods are computed using a day count convention of 30 days per month and 360 days per year) that ends in each twelve- month period (other than the initial period) ending on December 31 of each year, based upon our determination of the comparable yield and the projected payment schedule:

                                                                                     TOTAL OID
                                                                        OID          DEEMED TO
                                                                     DEEMED TO      HAVE ACCRUED
                                                                    ACCRUE PER      PER PROPELS
                                                                      PROPELS      FROM ORIGINAL
                                                                      DURING       ISSUE DATE AS
                                                                       EACH        OF END OF THE
                                              PERIOD                  PERIOD           PERIOD
                                        ------------------          ----------     -------------
                                 Original Issue Date through
                                    December 31, 2004..........      $              $
                                 January 1, 2005 through
                                    December 31, 2005..........      $              $
                                 January 1, 2006 through
                                    December 31, 2006..........      $              $
                                 January 1, 2007 through
                                    December 31, 2007..........      $              $
                                 January 1, 2008 through
                                    December 31, 2008..........      $              $
                                 January 1, 2009 through
                                    December 31, 2009..........      $              $
                                 January 1, 2010 through
                                    December 31, 2010..........      $              $
                                 January 1, 2011 through
                                    December 30, 2011..........      $              $

                                 The comparable yield and the projected payment schedule are not provided for any purpose other than the determination of U.S. Holders' OID accruals and adjustments in respect of the PROPELS, and we make no representation regarding the actual amounts of payments on a PROPELS.

                                 Non-U.S. Holders

                                 This section only applies to you if you are a Non-U.S. Holder. As used herein, the term "Non-U.S. Holder" means a beneficial owner of a PROPELS that is for U.S. federal income tax purposes:

                                 o a nonresident alien individual;
                                 o a foreign corporation; or
                                 o a foreign trust or estate.

                                 Tax Treatment upon Maturity, Sale, Exchange or Disposition of a PROPELS. Subject to the discussion below concerning backup withholding, payments on a PROPELS by us or a paying agent to a Non-U.S. Holder and gain realized by a Non-U.S. Holder on the sale, exchange or other disposition of a PROPELS, will not be subject to U.S. federal income or withholding tax, provided that:

                                 o such Non-U.S. Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of Morgan Stanley entitled to vote and is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and
                                 o  the certification required by Section
                                    871(h) or Section 881(c) of the Code has been provided with respect to the Non-U.S. Holder, as discussed below.

                                 Certification Requirements. Sections 871(h) and 881(c) of the Code require that, in order to obtain an exemption from withholding tax in respect of payments on the PROPELS that are, for U.S. federal income tax purposes, treated as interest, the beneficial owner of a PROPELS certifies on Internal Revenue Service Form W-8BEN, under penalties of perjury, that it is not a "United States person" within the meaning of Section 7701(a)(30) of the Code. If you are a prospective investor, you are urged to consult your own tax advisor regarding the reporting requirements, including reporting requirements for foreign partnerships and their partners.

                                 Estate Tax. Subject to benefits provided by an applicable estate tax treaty, a PROPELS held by an individual who is a Non-U.S. Holder will not be subject to U.S. federal estate tax upon the individual's death unless, at such time, interest payments on the PROPELS would have been:

                                 o  subject to U.S. federal withholding tax
                                    without regard to the W-8BEN certification requirement described above, not taking into account an elimination of such U.S. federal withholding tax due to the application of an income tax treaty; or
                                 o effectively connected to the conduct by the holder of a trade or business in the United States.

                                 Information Reporting and Backup Withholding. Information returns may be filed with the U.S. Internal Revenue Service (the "IRS") in connection with the payments on the PROPELS at maturity as well as in connection with the proceeds from a sale, exchange or other disposition. The Non-U.S. Holder may be subject to U.S. backup withholding on such payments or proceeds, unless the Non-U.S. Holder complies with certification requirements to establish that it is not a United States person, as described above. The certification requirements of Sections 871(h) and 881(c) of the Code, described above, will satisfy the certification requirements necessary to avoid backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.